Melanence

A professional, career & personal development platform created for and by communities of color. Through a variety of unique technical and soft skill courses taught by industry experts, Melanence empowers communities of color to change the world.


INVEST IN THE FUTURE OF EDUCATION
Netcapital

Invest

$99.00 minimum investment

Deadline October 26, 2020
in 2 months

Share Price
$0.50

Total Raised
$0

Valuation
$4,500,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Melanence leverages technology to address the educational inequalities in professional & career development. We create and curate educational material for communities of color, the demographic most affected by educational inequalities, and combine effective & engaging functionality tailored to the exact needs of a very specific target audience.

DEAL HIGHLIGHTS

- MVP Built
- Professional development EdTech
- Deep consumer insights from early customer discovery calls

TESTIMONIALS


MELANENCE

Briana
Los Angeles, CA

> "I'm a lifelong learner that loves personal and professional development platforms. Plus I love that it's devoted to people who have shared experiences."
>
> Christina Simms
> Atlanta, GA

PROBLEM

EdTech and other online learning innovations have the ability to empower any willing professional, student, creative, or entrepreneur with the level of education necessary to become a powerfully impactful, well-rounded leader.

But if these recent innovations could equalize the education gap in the United States, why haven't they?

Conventional EdTech platforms are littered with inefficiencies and lack diversity, leaving heavy market demand unmet and a large segment of the population unable to capitalize on the professional, career, and personal development opportunities they deserve. Industry inefficiencies and narrow-mindedness hit communities of color the hardest. The following topical problems functionally exclude People of Color from the benefits these technological advancements offer:

Learning As A Luxury



EdTech and online learning platforms have failed to deliver on the promise to make education more accessible & equitable. The high costs for online professional & career development makes learning an item of luxury, rather than a highly accessible tool.

Lack Of Diversity



EdTech platforms historically lack racial diversity in their user and instructor communities. When learners can't identify with a teacher, speaker, professor, or instructor, the message becomes distant and more challenging to resonate.

One Size Doesn't Fit All



Far too often EdTech and online learning platforms approach nuanced and complex problems in education with a "One size fits all" solution. Studies show that the "One size fits all" model exacerbates existing educational inequalities. The lack of diverse perspectives and teaching styles in the education system continues to increase the education and wealth gaps in the U.S.

SOLUTION

- **Accessible Education**
  Melanence will make professional, career & personal development more accessible through our affordable courses. Access to high quality education should not be contingent on where you live or where you fall on the socioeconomic ladder.

- **Diversity & Inclusion**
  Melanence will amplify the voices of brilliant Melanated thought leaders by providing a platform for the community to share their knowledge and unique perspectives. Through storytelling, we can begin to transform, and cultivate a safe, welcoming, inclusive, equitable, and accessible society for all.

- **Intentional & Purposeful Education**
  Melanence will curate & create meaningful & purposeful learning content specifically for communities of color. We take into account the inherent cultural, social and economic differences among students, the variety of ways they learn, and the importance of diverse teachers and perspectives.

BUSINESS MODEL

Melanence currently has 1 distinct revenue stream. We plan for our greatest source of revenue to come from our $12 monthly recurring subscription fee.

Subscription Model

- Monthly Subscription - $12/mo
- Annual Subscription - $10/mo
- Student Subscription - $7/mo

Instructor Payment Model

- Each month we take 30% of monthly revenue and pay instructors based on percentage of views on the platform.
- In addition, to start we will pay instructors a flat fee ($1,000 average payment).

Future Revenue Streams

- Melanence for Teams
- Melanence for Schools
- Corporate Recruiter Subscriptions

Business Model


BUSINESS MODEL


Subscription Model
Monthly Subscription
$12/MO
Annual Subscription
$10/MO
Billed Annually
Student Subscription
$7/MO
Billed Annually
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$12/mo
BILLED MONTHLY
$10/mo
$120 BILLED ANNUALLY
YOU SAVE $24 PER YEAR
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Security code
MM/YY
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MARKET

The Massive Open Online Course (MOOC) market is projected to grow at an annual rate of 32.09% until 2025. With more people working & schooling from home, the industry is at the forefront of encountering serious market disruption.

In addition, the current social unrest is changing the way communities of color are spending their money. Communities of color are committing to spend their tremendous buying power with companies that are in alignment with their values.

As learners look to grow professionally and personally, with little innovation in the industry and focus on serving communities of color, we are in a prime position for disruption. As we continue to grow, there are many verticals we can explore.

Market Opportunity


MARKET OPPORTUNITY
MELANENCE
33.5 BILLION
Total spent on self paced E-Learning
TAM
Total Available Market
$6 BILLION
Spent by communities of color per year on self paced E-learning.
SAM
Serviceable Available Market
$600 MILLION
Our Marketing Opportunity (10% of available market)
SOM
Share of Market

COMPETITIVE LANDSCAPE

All learners are different. They come from different backgrounds, cultures & communities. For education to be effective and engaging, it needs to be adaptable for the needs of the community in which it serves. EdTech & online learning platforms treat all learners the same, and a "One size fits all" approach works just as well for education as it does for clothing, which is not well at all.

Melanence leverages technology to level the playing field in education. We combine effective & engaging functionality in a platform tailored to the exact needs of a very specific target audience. Melanence's competitive advantage can be broken down into 3 main areas:

- **Niche Market Focus**
  By hyper focusing on communities of color, we are able to deliver overwhelmingly more value than our competitors to a very large, specific demographic.
- **Positioning**
  We are positioning ourselves as an affordable & accessible option for communities of color, something that differs from our competitors.
- **Execution**
  The successful implementation of a strong and robust strategy gives any organization a significant competitive advantage. Our team is uniquely qualified to execute the go-to-market strategy.


COMPETITIVE ADVANTAGE
Niche Market Focused E-Learning Solution
Historically Black Colleges & Universities
Online Learning Degreed Programs
MELANENCE
High Priced
Low Priced
State Colleges & Universities
Online Learning Degreed Programs
Private Colleges & Universities
Online Learning Degreed Programs
SKILL SHARE.
Founded: 2010
Amount Raised: $50.8M
edX
Founded: 2012
Amount Raised: $60M
MASTERCLASS
Founded: 2012
Amount Raised: $236M
Udemy
Founded: 2009
Amount Raised: $200M
coursera
Founded: 2012
Amount Raised: $356.1M
One Size Fits All E-Learning Solution

GO TO MARKET STRATEGY

Go to Market Strategy


GO TO MARKET STRATEGY


INFLUENCER MARKETING
Focused on Micro-Influencers with a niche following
SUPPORT BLACK COLLEGES
UNIVERSITY PARTNERSHIPS
Historically Black Colleges & Universities
Public & Private Universities
PAID SOCIAL MEDIA
Instagram, Facebook & Twitter
AFFILIATE MARKETING
Allowing our super users and instructors to earn while spreading the word.

Having a deep understanding of our target customer, we can lower our costs of customer acquisition, by marketing where our customers are, in a way that will resonate with them authentically and organically. Our go to market strategy is a four part strategy, which will leverage digital media in every facet of the plan.

TEAM

Our team is uniquely qualified to execute the go-to-market strategy. Every member of our team is a social entrepreneur, which shapes the way we think and our motivation for seeing Melanence succeed. Who better to bring this product to market than a team of skilled individuals who are also the target consumer?


MELANENCE

Juan Young

Chief Executive Officer & Founder

Juan is a Social Entrepreneur who is dedicated to empowering, inspiring & uniting communities of color. Juan's "WHY" is to be a light for communities that are often overlooked, under-estimated & under-valued. Juan has spent 10 years in the nonprofit sector working with underserved Juan has had the opportunity to work in different industries, but one thing remains the same, his steadfast commitment to leaving this world better than he found it.



Simone Justice

Chief Operations Officer

Simone is a social entrepreneur & operations guru. After graduating from Monroe College in New Rochelle, New York, she jumped headfirst into the cycling industry, where she quickly became a highly sought after leader in the industry. Simone has 9+ years of experience building and growing highly effective teams & systems, and will help to ensure Melanence is operating at maximum output as the COO.


MELANENCE

Sean Ewing

Chief Financial Officer

Sean has 9+ years of corporate finance experience. Sean has proven skills to identify variances between projected and actual expenses, update Profit and Loss statements to complete forecasting. Sean has a vast knowledge and experience to increase your profits and decrease your losses while growing alongside colleagues and executives to reach organizational goals. His polished talents include streamlining standard operating procedures while maintaining positive morale.


MELANENCE

Ashley Williams, M.B.A.
Senior Product Manager

Ashley is an expert brand & product development manager. Ashley began her career in the retail industry and then shifted to the product marketing industry where she has grown and developed the last 10 years.Creativity and passion are part of Ashley's DNA. Her life motto is "I am given what I was built to handle!" She is passionate about ed-tech, the arts, health & wellness, and continual growth of self.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Technology Development	$120,000	48.0%
Legal and Administrative	$10,000	4.0%
Marketing and Advertising	$62,750	25.1%
Executive Compensation	$45,000	18.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Forever Young Technologies, INC, doing business as Melanence. This offering must raise at least $10,000 by October 26, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Melanence may issue additional securities to raise up to $250,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,500,000 shares
× $0.50 per share

$4,750,000 implied valuation

COVID Relief:

This offering is being conducted on an expedited basis due to circumstances relating to COVID-19 and pursuant to the SEC's temporary COVID-19 regulatory relief set out in Regulation Crowdfunding §227.201(z).

Offering maximum:

In reliance on this relief, financial information certified by the principal executive officer of the issuer has been provided instead of financial statements reviewed by a public accountant that is independent of the issuer, in setting the offering maximum of $250,000.

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FINANCIALS

Melanence's official name is Forever Young Technologies, INC, so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

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SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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UPDATES

Aug 27, 2020 • Primary offering of 500,000 shares at $0.50

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MORE INFO

› melanence.com

› Facebook

› Twitter

› Instagram

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.